Exhibit 99.1

               Baldwin Technology First Quarter Net Income up 66%


     SHELTON, Conn.--(BUSINESS WIRE)--Oct. 27, 2005--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of printing press accessories and control equipment, announced today that net sales for its first fiscal quarter ended September 30, 2005 increased approximately 7% or $2,648,000 to $42,645,000 compared to $39,997,000 for the first quarter in the prior year. Currency translation had an unfavorable effect of $249,000 on sales. Excluding the impact from a strengthening of the dollar versus the euro and the yen, sales were up $2,897,000.
     Net income for the quarter increased 66% to $1,193,000 or $0.08 per fully diluted share, compared to $719,000 or $0.05 per fully diluted share for the same quarter in the prior fiscal year. Currency impact on net income was negligible. Orders for the quarter were $46,467,000 compared to $43,083,000 for the quarter a year earlier. The order backlog was at $51,936,000 on September 30, 2005, up from $48,114,000 at June 30, 2005, and up from $48,009,000 at
September 30, 2004.
     Vice President and Chief Financial Officer Vijay Tharani said, "We are pleased that earnings improved more than 60% during the quarter, despite the discontinuation of royalty income associated with the expiration of certain patents. Gross margins were approximately 3% higher than in the same quarter last year. We also benefited from reduced interest expense as a result of the refinancing of our bank loan earlier this fiscal year with Maple Bank GmbH."
     President and Chief Operating Officer Karl Puehringer said, "This was a good quarter for Baldwin. We had a solid improvement in earnings and a healthy growth in sales and order activity. This is indicative of a robust market and strong levels of business activity for our products in the graphic arts industry."
     Puehringer added, "For example, Baldwin was recently selected as a major supplier for ancillary equipment to be fitted on the new press lines ordered by West Australian Newspapers. These newspaper press configurations will be installed during 2006 and will be equipped with a broad range of Baldwin products, including MAXIMA and WORLD spray dampening systems, IMPACT GLOBAL cleaning systems and various other products. The Company has also benefited from strong industry demand for its cooling and mixing products, web protection products and blanket cleaning systems in the commercial printing marketplace."
     Baldwin will host a conference call today, October 27th at 11 a.m. Eastern Time to review the financial results, discuss its business outlook and conduct a question-and-answer session. To participate, call (888) 889-1954 any time after 10:55 a.m. The toll dial-in number is +1 (773) 681-5826. The pass code for this call is "Baldwin Q1." Participating in the call will be Baldwin's President and Chief Operating Officer, Karl S. Puehringer, as well as its Chief Financial Officer, Vijay C. Tharani.
     A replay audiotape of the conference call, in its entirety, will be available one hour after the end of the call, and until 9:59 pm (CT) November 3rd. To hear that replay in the U.S. call toll free 866.403.7109; outside the U.S. call 203.369.0581.
     A live and archived webcast will be available on the Internet for 90 days at http://www.investorcalendar.com/IC/CEPage.asp?ID=96175. Viewers will need Windows Media Player to listen to the broadcast.
     In other news, the Company noted that it will hold its annual stockholders meeting in the Boardroom on the 14th floor at the American Stock Exchange in New York on Tuesday, November 8, 2005 at 10:00 a.m.
     An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/baldwin/profile.htm. For an online investment kit, go to http://www.hawkassociates.com.

     About Baldwin

     Baldwin Technology Company, Inc. is a leading international manufacturer of press accessories and controls for the commercial printing and newspaper publishing industries. Baldwin offers a broad range of products focused on improving the quality, safety, environmental compliance and productivity of the printing process. Headquartered in Shelton, Connecticut, the company has sales and service centers, product development and manufacturing operations strategically located in major graphic arts markets worldwide. Baldwin's products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit www.baldwintech.com.

     CAUTIONARY STATEMENT--This Release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the Company's Form 10-K Report for the fiscal year ended June 30, 2005.


                        Baldwin Technology Company, Inc.
                   Condensed Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                           Quarter ended September 30,
                                           ---------------------------
                                                   2005          2004
                                             -----------  ------------
Net sales                                   $    42,645  $     39,997
Cost of goods sold                               28,589        27,906
                                             -----------  ------------
Gross profit                                     14,056        12,091
Operating expenses                               11,902        10,691
                                             -----------  ------------
Operating income                                  2,154         1,400
Interest expense                                    298           952
Interest income                                     (28)          (23)
Other expense (income), net                        (133)         (767)
                                             -----------  ------------
Income from operations before income taxes        2,017         1,238
Provision for income taxes                          824           519
                                             -----------  ------------
Net Income                                  $     1,193  $        719
                                             ===========  ============
Net Income per share -- basic               $      0.08  $       0.05
                                             ===========  ============
Net Income per share - diluted              $      0.08  $       0.05
                                             ===========  ============
Weighted average shares outstanding:
     Basic                                       14,923        14,873
                                             ===========  ============
     Diluted                                     15,474        15,351
                                             ===========  ============


                 Condensed Consolidated Balance Sheets
                            (In thousands, Unaudited)

                                             September 30,    June 30,
Current assets:                                      2005        2005
                                              ------------   ---------
  Cash and equivalents                       $     15,411   $  15,443
  Trade receivables                                34,328      35,250
  Inventory                                        23,152      22,755
  Prepaid expenses and other                        4,822       3,548
                                              ------------   ---------
    Total current assets                           77,713      76,996
Property, plant and equipment, net                  3,354       3,415
Intangible assets                                  13,428      13,483
Other assets                                       15,026      15,457
                                              ------------   ---------
    Total assets                                  109,521     109,351
                                              ============   =========
Current liabilities:
  Loans payable                              $      2,643   $   2,705
  Current portion of long-term debt                 1,306       1,033
  Other current liabilities                        45,903      47,759
                                              ------------   ---------
    Total current liabilities                      49,852      51,497
Long-term debt                                     12,693      12,223
Other long-term liabilities                         6,640       6,400
                                              ------------   ---------
    Total liabilities                              69,185      70,120
                                              ------------   ---------
Shareholders' equity                               40,336      39,231
                                              ------------   ---------
Total liabilities and shareholders' equity   $    109,521   $ 109,351
                                              ============   =========



     CONTACT: for Baldwin Technology Company, Inc.
              Helen P. Oster, 203-402-1004